UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): April 28, 2009

METROPCS COMMUNICATIONS, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-33409	20-0836269
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2250 Lakeside Boulevard Richardson, Texas	75082
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 214-570-5800

(Former name or former address, if changed since last report): Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 28, 2009, the Board of Directors of MetroPCS Communications, Inc. (the “Company”) appointed Mr. Richard (Dick) A. Anderson to the Company’s Board of Directors as a Class I director.

Mr. Anderson, 50, retired from AT&T, Inc. in June 2007 where he had served as Group President-Global Business Services since December 2006, following AT&T, Inc.’s acquisition of BellSouth Corporation. He served as Vice Chairman and President of Business Markets of BellSouth Corporation from January 2006 to December 2006; Vice Chairman, Planning and Administration from January 2005 to January 2006; and President, Customer Markets from 1999 to January 2005. Mr. Anderson retired in 2007 from AT&T, Inc. to pursue opportunities in public service. He has served as Executive Director of the Georgia Regional Transportation Authority since March 2008 to the present and served as chairman of the Metro Atlanta Chamber of Commerce for 2007. Mr. Anderson serves on the boards of several community organizations and universities. Mr. Anderson previously served as a director on the board of directors of Cingular Wireless from 2002 to 2007. Mr. Anderson holds both an undergraduate degree and MBA from Murray State University.

Since the beginning of the Company’s last fiscal year, Mr. Anderson does not have a direct or indirect material interest in any transaction, or any currently proposed transaction, in which the amount involved exceeds $120,000, in which the Company was or is to be a participant, and in which any related person had or will have a direct or indirect material interest, other than Mr. Anderson’s compensation as a director under the MetroPCS Communications, Inc. Second Amended And Restated Non-Employee Director Remuneration Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METROPCS COMMUNICATIONS, INC.

Date: April 30, 2009	By:	/s/ J. Braxton Carter
J. Braxton Carter
Executive Vice President and CFO